Exhibit 5.1

NQ Mobile Inc.

No. 4 Building

11 Heping Li East Street

Dongcheng District

Beijing 100013

People’s Republic of China

10 May 2012

Dear Sirs

NQ Mobile Inc.

We have acted as Cayman Islands legal advisers to NQ Mobile Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, on 10 May 2012, relating to the offering (the “Offering”) by the Company of American Depositary Shares (the “ADSs”), each representing five Class A Common Shares of par value US$0.0001 each in the Company (the “New Shares”), and the sale by certain shareholders of the Company (the “Selling Shareholders”) of ADSs, each representing five Class A Common Shares of par value US$0.0001 each in the Company (the “Sale Shares”), assuming full exercise of the underwriters’ over-allotment option.

We are furnishing this opinion letter as Exhibit 5.1 to the Registration Statement.

1 Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 14 March 2007 and the certificate of incorporation on change of name of the Company dated 20 April 2012.

1.2	The sixth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 11 March 2011 and effective immediately upon the completion of the Company’s initial public offering of Class A Common Shares represented by ADSs (the “IPO M&A”).

1.3	The minutes (the “Minutes”) of a meeting of the directors of the Company held on 3 May 2012 (the “Meeting”).

1.4	A certificate from a director of the Company addressed to this firm dated 8 May 2012 (the “Director’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Companies in the Cayman Islands dated 7 May 2012 (the “Certificate of Good Standing”).

1.6	The Registration Statement.

2 Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3 Opinion

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$80,000 divided into 560,000,000 Class A Common Shares of a nominal or par value of US$0.0001 each and 240,000,000 Class B Common Shares of a nominal on par value of US$0.0001 each.

3.3	The allotment and issuance of the New Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the New Shares will be legally issued, fully paid and non-assessable. Certain of the Class B Common Shares held by the Selling Shareholders will automatically convert into an equivalent number of Class A Common Shares (being the Sale Shares) upon closing of the Offering, in accordance with the IPO M&A, when the Sale Shares are transferred. The Sale Shares, when allotted and issued pursuant to such automatic conversion, will be legally issued, fully paid and non-assessable.

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

We hereby consent to the filing of this opinion letters as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Encl